Western Alliance Bancorporation

FOR IMMEDIATE RELEASE
March 31, 2006

CONTACTS:
Media:
Robert Sarver 858.523.4600
Arvind Menon 702.310.4000

Investors:
Dale Gibbons 702.248.4200

Western Alliance Bancorporation completes merger with Intermountain First Bancorp and Acquires
Nevada First Bank

Las Vegas – March 31, 2006 — Western Alliance Bancorporation (NYSE:WAL) announced today that it has completed its merger with Intermountain First Bancorp and thereby acquired Nevada First Bank.

“We’re very pleased to have Nevada First Bank under the Western Alliance umbrella,” said Robert Sarver, chairman and chief executive officer of Western Alliance. “Combined with BankWest of Nevada, these two strong institutions offer a substantially larger financial services presence in Las Vegas and Henderson than either did before. Nevada First Bank also takes us into the Reno market for the first time with one office presently and another on the way.” Sarver continued, “I’m pleased we were able to close this transaction fewer than 90 days after announcement, nearly twice as fast as the industry norm.”

Nevada First Bank will continue to operate independently of BankWest of Nevada, until BankWest’s merger with Bank of Nevada has been completed, which is expected in the second quarter when all three banks will be combined to provide more efficient service.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include: factors listed in the initial public offering registration statement as filed with the Securities and Exchange Commission; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for loan losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.

We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this presentation to reflect new information, future events or otherwise.

About Western Alliance Bancorporation

Western Alliance Bancorporation is the parent company of BankWest of Nevada, Nevada First Bank, Alliance Bank of Arizona, Torrey Pines Bank, Miller/Russell & Associates, and Premier Trust. These dynamic companies provide a broad array of banking, leasing, trust, investment, and mortgage services to clients in Nevada, Arizona and California. Staffed with experienced financial professionals, these organizations deliver a broader product array and larger credit capacity than community banks, yet are empowered to be more responsive to customers’ needs than larger institutions. Additional investor information can be accessed on the Investor Relations page of the company’s website, westernalliancebancorp.com.